EXHIBIT 4.16
                                  ------------

                                                                [Execution Copy]

                                 AMENDMENT NO. 1

     AMENDMENT NO. 1 dated as of August 4, 1999, between CANANDAIGUA BRANDS, INC., a Delaware corporation (the "Borrower"); each of the Subsidiaries of the Borrower identified under the caption "SUBSIDIARY GUARANTORS" on the signature pages hereto (individually, a "Subsidiary Guarantor" and, collectively the "Subsidiary Guarantors" and, together with the Borrower, the "Obligors"); and THE CHASE MANHATTAN BANK, as administrative agent for the Lenders referred to below (in such capacity, together with its successors in such capacity, the "Administrative Agent").

     The Borrower, the Subsidiary Guarantors, certain financial institutions (the "Lenders") and the Administrative Agent are parties to a First Amended and Restated Credit Agreement dated as of November 2, 1998, as amended by a Second Amended and Restated Credit Agreement dated as of May 12, 1999 (as so amended and in effect on the date hereof, the "Credit Agreement"). The Obligors and the Administrative Agent (having previously obtained the authorization of the Required Lenders) wish to amend the Credit Agreement in certain respects and, accordingly, the parties hereto hereby agree as follows:

     Section 1. DEFINITIONS. Except as otherwise defined in this Amendment No. 1, terms defined in the Credit Agreement (as amended hereby) are used herein as defined therein.

     Section 2. AMENDMENTS. Subject to the execution and delivery of this Amendment No. 1 by the Obligors and the Administrative Agent, but with effect on and after the date hereof, the Credit Agreement is amended as follows:

          (a) Article I of the Credit Agreement is amended by adding the following definitions in their appropriate alphabetic locations:

               "'SENIOR NOTES' means the Borrower's (i) Senior Notes due 2006 issued pursuant to the Senior Notes Indenture in an original aggregate principal amount up to $350,000,000 and (ii) Senior Notes due 2008 issued pursuant to the Senior Notes Indenture in an original aggregate principal amount up to (pound)200,000,000."

               "'SENIOR NOTES INDENTURE' means the Indenture dated as of February 25, 1999 between the Borrower, certain Subsidiaries and Harris Trust and Savings Bank, as trustee, as supplemented by
          Supplemental Indenture No. 1 dated as of February 25, 1999, Supplemental Indenture No. 2 dated as of August 4, 1999 and Supplemental Indenture No. 3 dated as of August 6, 1999 and, subject to Section 7.13, as further supplemented and amended and in effect from time to time.".

          (b) Section 2.11(c) of the Credit Agreement is amended and restated to read in its entirety as follows:

               "(c) MANDATORY PREPAYMENTS -- CHANGE OF CONTROL. In the event that the Borrower shall be required pursuant to the provisions of the Senior Notes, the Senior Notes Indenture or any instrument evidencing or governing any Subordinated Indebtedness to redeem, or make an offer to redeem or repurchase, all or any portion of the Senior Notes (or any Indebtedness thereunder) or such Subordinated Indebtedness as a result of a change of control (however defined), then, concurrently with the occurrence of the event giving rise to such change of control, the Borrower shall prepay the Loans (and/or provide cover for LC Exposure as specified in Section 2.06(k)) in full, and the Commitments shall be automatically reduced to zero.".

          (c) Section 7.01(c) of the Credit Agreement is amended and restated to read in its entirety as follows:

               "(c) Subordinated Indebtedness and Indebtedness outstanding in respect of the Senior Notes in an aggregate principal amount for each series thereof not to exceed the respective original aggregate principal amounts specified in the definition of such term, provided that the following conditions shall be satisfied with respect to such Indebtedness outstanding in respect of the Senior Notes (each of which shall be fulfilled in form and substance satisfactory to the Required Lenders):

                    (i) the terms of such  Indebtedness  shall not  provide  for payment of any portion of the principal thereof prior to the date six months after the final maturity of the Loans hereunder;

                    (ii) terms in respect of financial and other covenants, events of default and mandatory prepayments applicable to such Indebtedness shall be substantially consistent with the proposed terms of the Senior Notes provided to the Administrative Agent by the Borrower on or prior to August 4, 1999;

                    (iii) at the time of issuance of such Indebtedness, and after giving effect thereto, the Borrower shall be in compliance with Section 7.08 (the determination of such ratios to be calculated under the assumption that such Indebtedness was issued at the beginning of the respective period and that any other Indebtedness to be retired with the proceeds thereof was in fact retired on such date of issuance), and the Borrower shall have delivered to the Administrative Agent a certificate of its chief financial officer to such effect setting forth in reasonable detail the computations necessary to determine such compliance; and

                    (iv) at the time of such  issuance,  and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing hereunder and the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer to such effect;".

          (d) Article VII of the Credit Agreement is amended by adding the following new Section 7.13 thereto in its appropriate numeric location:

               "SECTION 7.13. SENIOR NOTES. Neither the Borrower nor any of its Subsidiaries shall purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, the Senior Notes, except that the Borrower may (i) make payments on the regularly-scheduled payment dates with respect to the principal of and interest on the Senior Notes under the Senior Notes Indenture as in effect on the date hereof and (ii) so long as no Default shall have occurred and be continuing (or will occur as a result of such payment), from the proceeds of Subordinated Indebtedness issued in accordance with the first paragraph of Section 7.09, redeem any Senior Notes being refinanced with such proceeds. Neither the Borrower nor any of its Subsidiaries will consent to any modification, supplement or waiver of any of the provisions of the Senior Notes or the Senior
          Notes Indenture if such amendment, supplement or waiver would have a material adverse effect on (x) the legal ability or financial capacity of any Obligor to perform any of its obligations under this Agreement or any of the other Loan Documents to which it is a party or (y) the rights of or benefits available to the Lenders under this Agreement or any of the other Loan Documents.".

     Section 3. APPLICATION OF PROCEEDS OF SENIOR NOTES. To induce the Lenders to authorize the Administrative Agent to enter into this Amendment No. 1, the Borrower agrees that, upon the issuance of the Senior Notes, the Borrower shall prepay the Loans in an aggregate amount equal to the aggregate amount of cash received by the Borrower or any of its Subsidiaries in respect of such issuance (net of reasonable expenses incurred by the Borrower in connection therewith), such prepayment to be applied to the Loans in the manner specified in Section 2.11(b)(vi)(B) of the Credit Agreement. The Borrower agrees that any failure of the Borrower to observe or perform any covenant or agreement contained in this
Section 3 shall constitute an Event of Default for all purposes of the Credit Agreement.

     Section 4. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Lenders and the Administrative Agent that (a) this Amendment No. 1 (and the Credit Agreement, as amended hereby) constitutes a legal, valid and binding obligation of each Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (b) the execution, delivery and performance of this Amendment No. 1 (and of the Credit Agreement, as amended hereby) by each Obligor will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person. It shall be an Event of Default for all purposes of the Credit Agreement, as amended hereby, if any representation or warranty made by the Borrower in this Section 4 shall prove to have been false or misleading as of the time made in any material respect.

     Section 5. MISCELLANEOUS. Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect. This Amendment No. 1 may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment No. 1 by signing any such counterpart. This Amendment No. 1 shall be governed by, and construed in accordance with, the law of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered as of the day and year first above written.

                                            CANANDAIGUA BRANDS, INC.


                                            By /s/ Thomas S. Summer
                                               ---------------------------------
                                               Title:  Senior Vice President and
                                                       Chief Financial Officer

                              SUBSIDIARY GUARANTORS

ALLBERRY, INC.
BATAVIA WINE CELLARS, INC.
CANANDAIGUA EUROPE LIMITED
CANANDAIGUA WINE COMPANY, INC.
CLOUD PEAK CORPORATION
FRANCISCAN VINEYARDS, INC.
M.J. LEWIS CORP.
MT. VEEDER CORPORATION
POLYPHENOLICS, INC.
ROBERTS TRADING CORP.
SCV-EPI VINEYARDS, INC.
SIMI WINERY, INC.

By /s/ Thomas S. Summer
   --------------------------
   Title: Treasurer


BARTON INCORPORATED
BARTON BRANDS, LTD.
BARTON BEERS, LTD.
BARTON BRANDS OF CALIFORNIA, INC.
BARTON BRANDS OF GEORGIA, INC.
BARTON CANADA, LTD.
BARTON DISTILLERS IMPORT CORP.
BARTON FINANCIAL CORPORATION
MONARCH IMPORT COMPANY
STEVENS POINT BEVERAGE CO.
THE VIKING DISTILLERY, INC.

By /s/ Thomas S. Summer
   --------------------------
   Title: Vice President


CANANDAIGUA LIMITED

By /s/ Thomas S. Summer
   --------------------------
   Title: Finance Director


CANANDAIGUA B.V.

By /s/ Thomas S. Summer
   --------------------------
   Title: Authorized Attorney

THE CHASE MANHATTAN BANK,
   as Administrative Agent

By /s/ Bruce Borden
   --------------------------
   Title: Vice President